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                                                                   EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact: Donald J. Radkoski or
August 10, 2004                                       Mary Cusick (614) 491-2225



     BOB EVANS FARMS ANNOUNCES JULY SAME-STORE SALES AND QUARTERLY DIVIDEND

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" Bob Evans family restaurants (479 stores which were open for the full 12 months in both fiscal years 2003 and 2004) for the fiscal 2005 month of July (the five weeks ended July 30) decreased 2.0 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.4 percent.

         Mimi's Cafe same-store sales in "core" restaurants (60 stores which opened prior to July 1, 2002) for the partial fiscal 2005 month of July (approximately three weeks of the five weeks ended July 30) increased 3.3 percent from the same period a year ago. Average menu prices for the period were up approximately 3.7 percent.

         Bob Evans Farms, Inc. successfully completed the acquisition of SWH Corporation (d/b/a Mimi's Cafe) on July 7, 2004.

         The Bob Evans Farms board of directors today declared a quarterly dividend of 12 cents ($.12) per share on the corporation's outstanding common stock ($.01 par value). The dividend is payable Sept. 1, 2004, to stockholders of record at the close of business on Aug. 20, 2004.

         The company will release first quarter results after the market closes on Aug. 11, 2004, and a conference call will be held on Thursday, Aug. 12, 2004, at 10 a.m. (Eastern Time). To listen, call (800) 253-6872 or log-in to the webcast at www.bobevans.com and click on "investors." The call will be archived on the company's Web site.

         Bob Evans Farms, Inc. owns and operates 568 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 81 Mimi's Cafe casual restaurants located in 10 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.